Exhibit 99.1

Omnicom Group Announces Two Top Executive Changes

Daryl Simm Elevated to President and COO, Omnicom Group

Florian Adamski Named CEO, Omnicom Media Group

New York, Nov. 1, 2021 — Omnicom Group Inc. (NYSE: OMC) today announced two important senior management changes at the holding company and network level.

Effective immediately, Daryl Simm moves into the role of President and Chief Operating Officer of Omnicom Group, a newly created position.

Simm has served as Chief Executive Officer of Omnicom Media Group (OMG) for more than two decades, having joined Omnicom in 1998. In his new role at the holding company, Simm will work directly with Chairman and CEO John Wren to oversee business operations across Omnicom.

“Daryl has been instrumental in developing our Media Network since its inception,” said John Wren. “He has been a driving force behind the growth of award-winning, full-service media agencies OMD, PHD and Hearts & Science, as well as many other businesses that are major contributors to Omnicom’s success.”

Wren continued, “In addition to developing our Media Network, he has played an integral role in many of our successful investments and initiatives by bringing the power of Omnicom to our most important clients, including the development of Omni, our open operating system that orchestrates better outcomes for clients. Omni is now being utilized by over 40,000 employees across Omnicom, hundreds of clients, as well as being customized by practice areas like commerce, health and PR with unique solutions. Daryl is well-respected across the company and, in partnership with our executive leadership team, has helped us develop our strategy for future growth. I am very pleased to have him in this new role at Omnicom.”

Also being announced, Florian Adamski, a digital and data native, will succeed Simm and become CEO of Omnicom Media Group. Previously, Adamski was CEO of OMD Worldwide, where he led the reorganization of talent and resources to earn back-to-back Adweek “Global Media Agency of the Year” titles in 2019 and 2020. During his tenure, OMD has grown into the world’s largest media-buying agency by revenue and was recently named the best performing global media network in the latest edition of RECMA’s Network Diagnostic Report.

“Florian provided the strategy, vision and tactics that led OMD to become today’s industry-leading, global media agency,” said Wren. “His ability to attract top talent, implement new technologies and collaborate across the group has led to major business wins and retentions that resulted in continuous business growth.”

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Wren added, “As evidenced by our recent Mercedes-Benz win, Florian’s ability to work across different geographies and cultures, as well as his unique ability to solve client challenges by bringing together the best of our service offerings across the company, makes him well-suited for this larger role at the OMG level.”

Together, Simm and Adamski demonstrate the company’s depth and breadth of talent, with both leaders being well respected within the industry, having earned very strong internal support, and deservedly gaining client endorsements from some of the world’s most iconic brands. Beyond their tenures at Omnicom, they have held leadership roles at various agencies and brands, earning them significant industry accolades. More information can be found in their biographies below.

Daryl Simm, President and Chief Operating Officer, Omnicom Group, biography

Florian Adamski, Chief Executive Officer, Omnicom Media Group, biography

About Omnicom Group Inc.
Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 70 countries. Follow us on Twitter for the latest news.

About Omnicom Media Group

Omnicom Media Group (OMG) is the media services division of Omnicom Group Inc. (NYSE: OMC), a leading global marketing and corporate communications company, providing services to more than 5,000 clients in more than 70 countries. Omnicom Media Group includes full- service media agencies Hearts & Science, OMD and PHD; performance marketing agency Resolution; Optimum Sports Media and Marketing; and the Annalect data and analytics division that developed and manages the Omni marketing operating system underpinning all Omnicom agencies.

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